                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
     (a wholly-owned subsidiary of American Express Travel Related Services
                                 Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                          Six Months Ended
                               June 30,
                             (Unaudited)              Years Ended December 31,
                          ----------------   ------------------------------------------
                             2003    2002     2002     2001     2000     1999     1998
                            -----   -----    ------   ------   ------   ------   ------
Earnings:
Net income                  $ 135   $ 107    $  228   $  277   $  286   $  223   $  237
Income tax provision           71      55       118      140      150      120      128
Interest expense              429     462       916    1,458    1,459    1,130    1,190
                            -----   -----    ------   ------   ------   ------   ------

Total earnings (a)          $ 635   $ 624    $1,262   $1,875   $1,895   $1,473   $1,555
                            =====   =====    ======   ======   ======   ======   ======

Fixed charges --
   interest expense (b)     $ 429   $ 462    $  916   $1,458   $1,459   $1,130   $1,190
                            =====   =====    ======   ======   ======   ======   ======

Ratio of earnings to
   fixed charges (a/b)       1.48    1.35      1.38     1.29     1.30     1.30     1.31

Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.